Exhibit 99.4

PHOTRONICS,  INC.
Condensed Consolidated Statements of Cash Flows
(in thousands)
(Unaudited)

	Nine Months Ended
	July 28, 2019	July 29, 2018

Cash flows from operating activities:
Net income	$27,454	$44,467
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	60,387	64,485
Changes in operating assets, liabilities and other	(64,337)	(21,995)

Net cash provided by operating activities	23,504	86,957

Cash flows from investing activities:
Purchases of property, plant and equipment	(160,149)	(64,372)
Government incentive	17,694	-
Other	(24)	313	*

Net cash used in investing activities	(142,479)	(64,059	)*

Cash flows from financing activities:
Proceeds from debt	53,227	-
Contribution from noncontrolling interest	29,394	17,997
Repayments of debt	(61,319)	(4,170)
Dividends paid to noncontrolling interests	(26,102)	(8,166)
Purchase of treasury stock	(10,696)	(6,787)
Proceeds from share-based arrangements	1,314	4,028
Other	(92)	(274)

Net cash (used in) provided by financing activities	(14,274)	2,628

Effect of exchange rate changes on cash, cash equivalents, and restricted cash	1,206	(975	)*

Net (decrease) increase in cash, cash equivalents, and restrcited cash	(132,043)	24,551	*
Cash, cash equivalents, and restricted cash, beginning of period	331,989 *	310,936	*

Cash, cash equivalents, and restricted cash, end of period	$199,946	$335,487	*

* Amount has been modified to reflect the adoption of ASU 2016-18